Exhibit 99.1

CorMedix Inc. Reports SECOND Quarter AND SIX MONTH 2024 Financial Results and Provides Business Update

Conference Call Scheduled for Today at 8:30 a.m. Eastern Time

Berkeley Heights, NJ – August 14, 2024 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for life-threatening diseases and conditions, today announced financial results for the second quarter and six months ended June 30, 2024 and provided an update on its business.

Recent Corporate Highlights:

•	CorMedix today reports our initial partial quarter of sales since DefenCath’s inpatient launch on April 15th. The Company reported net sales of $0.8 million for the second quarter, which primarily represents trade stocking for inpatient facilities. The company has started to see pull-through of units to inpatient facilities in the third quarter, and expects that pace to accelerate over the coming months as DefenCath begins to obtain formulary clearance following health system P&T reviews.

•	In early July 2024, CorMedix launched DefenCath in the outpatient setting. The Company today reports unaudited quarter-to-date net sales of $5.2 million, as of August 13th. Initial sales in the outpatient setting have been driven by orders from small and mid-size dialysis operators, and the company has verified pull-through to the clinic level for more than 95% of these shipments.

•	CorMedix continues discussions with dialysis providers across the spectrum for the implementation of DefenCath and the Company remains optimistic regarding additional commercial supply agreements as the launch proceeds.

•	CorMedix announced last quarter that the Company received supportive feedback from FDA related to our proposed clinical pathway for adult Total Parenteral Nutrition, or TPN, subject to the agency’s review of our final study protocol. CorMedix has submitted the study protocol to FDA and anticipates commencing patient enrollment in the first quarter of 2025.

•	Cash and short-term investments, excluding restricted cash, at June 30, 2024 amounted to $45.6 million.

Joe Todisco, CorMedix CEO, commented, “I am excited about the Company’s recent progress as we have now launched DefenCath in both the inpatient and outpatient settings. I’m very pleased with the early revenue trajectory from our outpatient launch, as well as the progress we are making on the inpatient P&T formulary process. We have also set the stage for expanded indications for the DefenCath technology, which we believe can have a meaningful impact on bloodstream infection rates in new patient populations beyond adult hemodialysis.”

Second Quarter and Six Months 2024 Financial Highlights

For the second quarter of 2024, CorMedix recorded a net loss of $14.2 million, or $0.25 per share, compared with a net loss of $11.3 million, or $0.25 per share, in the second quarter of 2023, an increase of $2.9 million or 26%, driven primarily by an increase in operating expenses.

Operating expenses in the second quarter 2024 were $15.6 million, compared with $11.8 million in the second quarter of 2023, an increase of approximately 32%.  The increase was driven by higher S&M and G&A expenses which increased approximately $4.1 million or 127% and $3.8 million or 101%, respectively. These increases were partially offset by a decrease in research and development expenses of approximately $4.1 million or 86%. The increases in S&M and G&A were primarily driven by increased marketing efforts and the hiring of sales force, medical affairs and marketing personnel in support of the commercial launch of DefenCath. Additionally, as a result of the post FDA approval commercial operations, costs related to medical affairs and certain personnel expenses that supported R&D efforts prior to the FDA approval of DefenCath have been recognized primarily in G&A expense during the three months ended June 30, 2024, as compared to the same period last year during which these items were recognized in R&D, which drove the decrease in R&D expenses for this period compared to the same period last year.

For the six months ended June 30, 2024, CorMedix recorded a net loss of $28.6 million, or $0.50 per share, compared with a net loss of $21.8 million, or $0.49 per share, in the same period in 2023, an increase of $6.8 million or 31%, driven primarily by an increase in operating expenses, partially offset by the proceeds received from the sale of our unused New Jersey net operating losses. Operating expenses in the first half of 2024 were $31.5 million, compared to $22.8 million in the first half of 2023, an increase of approximately $8.7 million or 38%. This increase was primarily due to costs related to marketing and commercial activities in support of the launch activities of DefenCath, offset by a decrease in R&D expenses, driven by the marketing approval of DefenCath.

The Company reported cash and short-term investments of $45.6 million at June 30, 2024, excluding restricted cash. The Company believes that it has sufficient resources to fund operations for at least twelve months from the issuance of the Company’s Quarterly Report on Form 10-Q.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, August 14, 2024, at 8:30AM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Wednesday, August 14th @ 8:30am ET

Domestic: 1-877-270-2148

International: 1-412-902-6510

Webcast: Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath®, which was approved by the FDA on November 15, 2023. CorMedix commercially launched DefenCath in inpatient settings in April 2024 and in outpatient settings in July 2024. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Revenue, net	$806,119	$-	$806,119	$-
Cost of revenues	(509,839)	-	(1,328,377)	-
Gross profit (loss)	296,280	-	(522,258)	-
Operating Expenses
Research and development	(650,988)	(4,794,758)	(1,488,432)	(8,202,260)
Selling and marketing	(7,386,841)	(3,256,047)	(13,724,061)	(5,897,223)
General and administrative	(7,559,277)	(3,753,777)	(16,270,310)	(8,722,278)
Total operating expenses	(15,597,106)	(11,804,582)	(31,482,803)	(22,821,761)
Loss from Operations	(15,300,826)	(11,804,582)	(32,005,061)	(22,821,761)
Other Income (Expense)
Total other income	1,149,337	530,964	1,992,679	980,917
Net Loss Before Income Taxes	(14,151,489)	(11,273,618)	(30,012,382)	(21,840,844)
Tax benefit	-	-	1,394,770	-
Net Loss	(14,151,489)	(11,273,618)	(28,617,612)	(21,840,844)
Other Comprehensive Income (Loss)
Total other comprehensive income (loss)	2,270	(10,535)	(8,377)	7,954
Other Comprehensive (Loss) Income	$(14,149,219)	$(11,284,153)	$(28,625,989)	$(21,832,890)
Net Loss Per Common Share – Basic and Diluted	$(0.25)	$(0.25)	$(0.50)	$(0.49)
Weighted Average Common Shares Outstanding – Basic and Diluted	57,620,974	45,365,635	57,562,064	44,731,838

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2024	December 31, 2023
	(Unaudited)	(Audited)

ASSETS
Cash, cash equivalents and restricted cash	$28,645,059	$43,823,192
Short-term investments	$17,069,660	$32,388,130
Total Assets	$57,730,594	$82,059,957

Total Liabilities	$11,546,663	$11,917,528
Accumulated deficit	$(350,317,625)	$(321,700,013)
Total Stockholders’ Equity	$46,183,931	$70,142,429

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2024	2023

Cash Flows from Operating Activities:
Net loss	$(28,617,612)	$(21,840,844)
Net cash used in operating activities	(31,350,210)	(18,966,316)
Cash Flows Used in Investing Activities:
Net cash provided by (used in) investing activities	15,213,503	(17,072,611)
Cash Flows from Financing Activities:
Net cash provided by financing activities	959,467	12,550,623
Net Decrease in Cash and Cash Equivalents	(15,178,133)	(23,485,773)
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	43,823,192	43,374,745
Cash and Cash Equivalents and Restricted Cash - End of Period	$28,645,059	$19,888,972